Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Denise Davis (805) 384-4508 DeniseD@salem.cc

SALEM COMMUNICATIONS UPDATES SECOND QUARTER

REVENUE GUIDANCE; COMPANY TO PRESENT AT THE

DEUTSCHE BANK 12TH ANNUAL MEDIA CONFERENCE

CAMARILLO, CA. – June 7, 2004 – Salem Communications Corporation (Nasdaq: SALM), the leading radio broadcaster focused on religious and family themed programming, announced today an increase in its revenue guidance for the second quarter of 2004. Specifically, the company is projecting net broadcasting revenue of between $47.5 million and $48.0 million. For the month of April 2004, Salem achieved 10% same station net broadcasting revenue growth and is projecting same station net broadcasting revenue growth of approximately 10% for the second quarter as a whole.

In addition, the company announced today the participation of Edward G. Atsinger III, President and Chief Executive Officer, and David Evans, Executive Vice President and Chief Financial Officer, at the Deutsche Bank 12th Annual Media Conference being held June 7-9, 2004 at The Pierre Hotel, New York, NY.

Salem is scheduled to present on Tuesday, June 8, 2004 at 10:00 a.m.- 10:30 a.m. Eastern Time.

A live audio webcast of the conference as well as a copy of the Company’s Power Point presentation may be accessed through the investor relations portion of Salem’s website, located at www.salem.cc. The webcast also will be archived on the website for 14 days following the conference.

Salem Communications Corporation, headquartered in Camarillo, California, is the leading U.S. radio broadcaster focused on religious and family themes programming. Upon completion of all pending transactions, the company will own and/or operate 97 radio stations, mainly comprised of three primary formats: Christian Teaching/Talk; News/Talk; and Contemporary Christian Music. In addition to its radio properties, Salem owns the Salem Radio Network, which syndicates talk, news and music programming to over 1,600 affiliated radio stations; Salem Radio Representatives, a national sales organization; Salem Web Network, the leading Internet provider of Christian content and online streaming; and Salem Publishing, a Christian magazine publisher. For more information, visit Salem Communications’ web site at www.salem.cc.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Salem to close and integrate announced transactions, market acceptance of recently launched music formats, competition in the radio broadcast, Internet and publishing industries and from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem’s periodic reports on Forms 10-K, 10-Q, 8-K and other filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

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